Exhibit 99.1

*PRESS RELEASE*

Contact:

Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB FINANCIAL CORPORATION AND PCSB BANK

ANNOUNCE STOCK OFFERING RESULTS AND EXPECTED CLOSING DATE

Yorktown Heights, NY; April 17, 2017 — PCSB Bank and its proposed holding company, PCSB Financial Corporation (the “Company”), announced today they have received all requisite regulatory approvals to close the Company’s common stock offering in connection with the mutual-to-stock conversion of PCSB Bank. Closing is expected to occur at the close of business on April 20, 2017. Trading on the NASDAQ Capital Market under the symbol “PCSB” is expected to begin on April 21, 2017.

As a result of the subscription offering that ended on March 17, 2017, the Company expects to sell a total of 17,826,408 shares of common stock, which includes 1,453,209 shares to be sold to the PCSB Bank Employee Stock Ownership Plan, at a price of $10.00 per share. In addition, the Company expects to contribute 338,702 shares of common stock to the PCSB Community Foundation, a charitable foundation that has been formed in connection with the conversion and will be dedicated to supporting charitable organizations operating in PCSB Bank’s local community. A total of 18,165,110 shares of common stock of the Company are expected to be outstanding upon closing.

At a Special Meeting of Depositors held on March 31, 2017, depositors of PCSB Bank approved both PCSB Bank’s Plan of Conversion and the establishment and funding of the PCSB Community Foundation.

All valid stock orders submitted in the subscription offering will be filled in full. Subscribers wishing to confirm their orders may contact the Stock Information Center at (914) 248-4444 between 10:00 a.m. to 4:00 p.m., Eastern Time, April 17, 2017 through April 20, 2017.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, expects to mail Direct Registration System (DRS) statements for shares purchased in the subscription offering, and interest checks for subscribers who submitted payment by check, on or about April 20, 2017.

Sandler O’Neill & Partners, L.P. has acted as marketing agent for the Company in connection with the subscription offering. Luse Gorman, PC has acted as legal counsel to the Company and PCSB Bank. Silver, Freedman, Taff & Tiernan LLP has acted as legal counsel to Sandler O’Neill & Partners, L.P.

About PCSB Bank

PCSB Bank has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

A registration statement relating to the common stock of PCSB Financial Corporation has been filed with the Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock of PCSB Financial Corporation are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and subscription offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and the subscription offering; possible unforeseen delays in delivering DRS statements or interest checks; and/or delays in the commencement of trading due to market disruptions or otherwise.